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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    Form 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report                May 20, 1994
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                              Media General, Inc.
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             (Exact name of registrant as specified in its charter)


Virginia                        1-6383                   54-0850433
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(State or other               (Commission              (IRS Employer
jurisdiction of               File Number)           Identification No.)
incorporation)



333 E. Grace St., Richmond, Virginia                          23219
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(Address of principal executive offices)                    (Zip Code)



Registrant's telephone number, including area code          (804) 649-6000
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                              N/A
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(Former name or former address, if changed since last report.)












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Item 2.   Acquisition or Disposition of Assets

On May 20, 1994, the Company sold its 40% common equity interest in Garden State Newspapers, Inc. (GSN), along with its GSN Series A and Series C Preferred Stock, for $63 million in cash. Additionally, in exchange for the GSN Series B Preferred Stock previously owned by the Company, the Company received 1,200 shares of $25,000 par, 9% Preferred Stock of Denver Newspapers, Inc. (previously owned by GSN), including accumulated and unpaid dividends of approximately $17.4 million thereon. The stock is valued at $34 million. The sale resulted in a gain of $91.5 million ($83.3 million after-tax; $3.17 per share). The cash proceeds from the sale were used immediately to pay down debt ($53 million) and for investment in short-term fixed income instruments ($5 million). The balance was applied to transaction costs and utilized for other corporate purposes. The Company continues to hold a warrant to purchase 40% of the common equity of Denver Newspapers, Inc.

As more fully explained in Note 3 to its 1993 consolidated financial statements (incorporated by reference in the Company's 1993 Annual Report on Form 10-K), the Company's investment in GSN was reduced to zero in 1991 as a result of a GSN loss in that year, and the Company has not recognized any equity in GSN's operating results since then.


Item 7.   Financial Statements and Exhibits

Exhibit 2.1 Letter Agreement dated March 16, 1994, by and among Media General, Inc., Affiliated Newspapers Investment Company, and Garden State Newspapers, Inc., incorporated by reference to Exhibit 2 of Form 10-K for the fiscal year ended December 26, 1993.

Exhibit 2.2 Amendment dated May 3, 1994, to Letter Agreement dated March 16, 1994, by and among Media General, Inc., Affiliated Newspapers Investment Company, and Garden State Newspapers, Inc., incorporated by reference to Exhibit 2 of Form 10-Q for the period ending March 27, 1994.

























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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   MEDIA GENERAL, INC.



DATE:  June 3, 1994                /s/ Marshall N. Morton
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                                   Marshall N. Morton, Senior
                                   Vice-President and Chief Financial
                                   Officer